Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	J. Raymond Bilbao
President, Chief
Operating Officer &
Secretary
(972) 301-2000
rbilbao@remotedynamics.com
Remote Dynamics, Inc. Announces Closing of Senior Secured Convertible Note and Warrant Private Placement
RICHARDSON, Texas, Feb. 24, 2006 — Remote Dynamics, Inc. (OTCBB: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that the company successfully closed the sale of $5.75 million of secured convertible notes including original issue discount notes in the aggregate amount of $750,000 in a private placement transaction with several institutional investors. Midtown Partners & Co., LLC acted as the placement agent for this offering. The notes mature 24 months from issuance and are convertible at the option of the holder into the company’s common stock at a fixed conversion price of $0.20 per share. Beginning Sept. 2006, the company will pay monthly principal installments, which can be paid by the company in cash or in common stock, equal to 80% of the average closing bid price of the company’s common stock for the 10 days prior to exercise.
The company also issued Series D-1 Warrants to the note holders callable only by the company requiring the note holders to purchase up to 17.5 million additional shares of common stock in the aggregate, upon satisfaction of certain stock price and trading volume conditions. The D-1 Warrant has been structured so as to allow the company the appropriate capital infusion for certain strategic purposes including the funding of acquisitions, joint ventures, large inventory purchases and outsourcing. The Series D-1 Warrants are callable by the company at the lesser of $0.35 per share or 90% of the daily volume average weighted price for the 5 days prior to the call. If called at $0.35 per share, the company would receive up to an additional $6.1 million in cash proceeds.
The note holders also received the following common stock purchase warrants:
•	Series A-7 Warrant to purchase 18.8 million shares in the aggregate of common stock at an exercise price of $0.40 per share;

•	Series B-4 Warrant to purchase 12.5 million shares in the aggregate of common stock at an exercise price of $0.90 per share;

•	Series C-3 Warrant to purchase 25.0 million shares in the aggregate of common stock at an exercise price of $0.21 per share.
               The exercise of the A-7, B-4 and C-3 warrants would result in the Company’s receipt of up to $24.0 million in additional cash proceeds.
“With the closing of this transaction and our recently implemented cost saving initiatives, we currently believe that the company has sufficient working capital to fund operations until the company achieves positive cash flow,” said J. Raymond Bilbao, president, chief operations officer and secretary. “We are pleased with the vote of confidence placed in our newly revised business plan by our existing and new investors.”
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Remote Dynamics, Inc. Announces Closing of Private Placement — Page 2
Upon final closing of the secured convertible notes issuance, the company received proceeds of approximately $4.2 million in cash (after deducting brokers’ commission, the 15% original issue discount of $750,000 and the tendering of 50 shares of their 650 shares Series B preferred convertible stock with an aggregate face value of $500,000 by the Company’s sole Series B preferred convertible stockholder). The company intends to use the net proceeds from the financing transaction to fund its business plan.
The company is obligated to register the common stock issuable upon conversion of the secured convertible notes and the exercise of the warrants for public resale under the Securities and Exchange Act of 1933. The company is further required to seek stockholder approval to amend the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance to provide sufficient shares for issuance to satisfy the exercise of the warrants. Each holder of a secured convertible note is restricted from either converting the secured convertible note into the company’s common stock or exercising the warrants for the purchase of the company’s common stock to the extent that such conversions or exercises would result in the holder beneficially owning more than 4.99 percent of the company’s common stock.
The material terms of the secured convertible note and warrant sale will be filed via a Form 8-K with the Securities & Exchange Commission and will be available at the SEC’s website at http://www.sec.gov.
About Remote Dynamics:
Remote Dynamics, Inc. provides patented state-of-the-art mobile resource management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. Combining GPS and wireless telematics with supply chain management, the company’s solutions improve mobile worker productivity through real-time position and route reporting, as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. More information about Remote Dynamics is available online at http://www.remotedynamics.com.
About Midtown Partners & Co., LLC
Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information can be found at http://www.midtownpartners.com.
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Remote Dynamics, Inc. Announces Closing of Private Placement — Page 3
Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to obtain stockholder approval to amend the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance; acceptance of new product offerings; ability to successfully implement a channel partner strategy; ability to successfully integrate mobile resource management products with customer’s existing logistics management systems; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion and change in business model to recurring revenue model; ability to attract and retain qualified sales personnel; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.
“Remote Dynamics,” is a federally registered service mark of Remote Dynamics, Inc. “REDIview,” “REDIpartner” and their associated logotypes are trademarks and service marks of Remote Dynamics, Inc. © Remote Dynamics, Inc. All rights reserved.
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(REDI373)